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news                                                          UNIT CORPORATION
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         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714



                 Contact:     Larry D. Pinkston
                              Vice President, Treasurer
                              And Chief Financial Officer
                              (918) 493-7700


For Immediate Release.
August 30, 2001


               UNIT CORPORATION APPROVES STOCK PURCHASE BUYBACK

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its Board of Directors authorized the purchase of up to 1,000,000 shares of the Company's outstanding common stock. There are currently 36,005,367 shares of common stock outstanding.
     The share purchases will be made from time to time, depending on market conditions. Shares may be purchased either in the open market or through privately negotiated transactions. The repurchase program does not obligate the Company to acquire any specific number of shares and may be discontinued at any time.
     Unit Chief Executive Officer, John Nikkel said, "Our current stock price does not reflect our performance over the 12 months or the level of activity we expect during the coming year. The cash flow we are currently generating will allow us to fully fund our capital budget to meet our growth targets, as well as further enhance per-share performance by repurchasing stock. We believe the long-term outlook for domestic natural gas is still very strong and that investors have over-reacted to the recent decline in prices. This has created a temporary opportunity and we intend to capitalize on it."

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.















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     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including anticipated financial results of the company, the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.